Exhibit 99.1

FOR IMMEDIATE RELEASE
Laboratory Corporation of America	Investor/Media Contact:
358 South Main Street	Bill Bonello – (336) 436-7732
Burlington, NC 27215	Company Information: www.labcorp.com
Telephone: (336) 584-5171

LabCorp Redeems All Outstanding Liquid Yield Option™ Notes Due 2021 and $369.1
Million Principal Amount at Maturity of Zero Coupon

Convertible Subordinated Notes Due 2021

BURLINGTON, NC, July 1, 2009 – Laboratory Corporation of America® Holdings (LabCorp®) (NYSE:LH) announced today that it has completed the previously announced redemption of all of its outstanding zero coupon subordinated Liquid Yield Option™ Notes due 2021 (LYONs) and $369.1 million principal amount at maturity of its Zero Coupon Convertible Subordinated Notes due 2021 (Zero Coupon Notes), equaling fifty percent (50%) of the principal amount at maturity outstanding of the Zero Coupon Notes. The total cash used for these redemptions was approximately $289 million. As a result of certain holders of the Zero Coupon Notes electing to convert their Zero Coupon Notes, the Company also issued 432,787 additional shares of common stock.

At March 31, 2009, LabCorp had an aggregate of $576.3 million of accreted principal amount outstanding of the LYONs and of the Zero Coupon Notes. As a result of the redemptions, LabCorp reduced the outstanding accreted principal amount of this convertible debt by approximately $289.6 million, leaving approximately $286.7 million in accreted principal amount, or $369.1 million of principal amount at maturity, of the Zero Coupon Notes outstanding.

About LabCorp®

Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $4.5 billion in 2008, over 28,000 employees worldwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2008, and subsequent SEC filings.

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